                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]
Check the appropriate box:

[X] Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         NUKO INFORMATION SYSTEMS, INC.
                           --------------------------

                (Name of Registrant as Specified in its Charter)
                           --------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: Not Applicable.

    (2) Aggregate number of securities to which transaction applies: Not Applicable.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable.

    (4) Proposed maximum aggregate value of transaction: Not Applicable.

    (5) Total fee paid: Not Applicable.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid: Not Applicable.

    (2) Form, Schedule or Registration Statement No.: Not Applicable.

    (3) Filing party: Not Applicable.

    (4) Date Filed: Not Applicable.

                         NUKO INFORMATION SYSTEMS, INC.
                                 2391 Qume Drive
                           San Jose, California 95131

                           --------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 21, 1997

                           --------------------------

To the Stockholders:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of NUKO Information Systems, Inc. (the "Company") will be held at the Company's principal executive offices located at 2391 Qume Drive, San Jose, California 95131, on Friday, November 21, 1997 at 11:00 a.m., local time, solely for the following purpose:

         To approve and reserve for issuance shares of Common Stock issuable upon conversion of 10,000 shares of the Company's Series A Convertible Preferred Stock issued to a single institutional investor in a December 1996/February 1997 private placement.

         The Board of Directors has fixed the close of business on October 15, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

         THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WHICH RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RESERVATION AND ISSUANCE OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND UPON EXERCISE OF "IN THE MONEY" WARRANTS ISSUABLE UPON SUCH CONVERSION (THE "PRIVATE PLACEMENT ISSUANCES"). Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Meeting.

         Whether or not you plan to attend the Meeting in person, it is important that you sign, date and return promptly the enclosed proxy in the envelope provided to assure that your shares are represented at the Meeting. If you subsequently decide to attend the Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                          By Order of the Board of Directors

                                          /s/ Grover T. Wickersham

                                          Grover T. Wickersham
                                          Secretary

San Jose, California
October ___, 1997



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                         NUKO INFORMATION SYSTEMS, INC.

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------

                                  INTRODUCTION

GENERAL

         The enclosed proxy is solicited by and on behalf of the Board of Directors of NUKO Information Systems, Inc., a Delaware corporation (the "Company"), in connection with the Special Meeting of Stockholders of the Company (the "Meeting") to be held at 11:00 a.m. local time at the Company's principal executive offices located at 2391 Qume Drive, San Jose, California 95131, on Friday, November 21, 1997, and any adjournment or postponement thereof. At the Meeting, stockholders will be asked to vote solely to approve for issuance shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock and upon exercise of warrants issuable upon such conversion. Such issuances are referred to herein as the "Private Placement Issuances." The Company issued 5,000 shares of Series A Convertible Preferred Stock ("Series A Preferred") on December 16, 1996 and 5,000 shares of Series A Preferred on February 28, 1997 to RGC International Investors, LDC (the "Investor") pursuant to a Securities Purchase Agreement, dated as of December 13, 1996, between the Investor and the Company (the "Purchase Agreement").

         Only stockholders of record of shares of Common Stock at the close of business on October 15, 1997, the record date for the Meeting fixed by the Board of Directors, are entitled to vote at the Meeting. On that date, there were outstanding and entitled to vote at the Meeting __________ shares of Common Stock, each of which is entitled to one vote at the Meeting. The Investor is not entitled to vote any shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred at the Meeting. It is expected that this Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about __________, 1997.

         The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated therefor. In addition, Corporate Investor Communications, Inc. ("CIC") will assist in the solicitation of proxies. CIC will receive a fee totaling $______ plus out-of-pocket expenses for its services.

         The Company's executive offices are located at 2391 Qume Drive, San Jose, California 95131, telephone (408) 526-0288. References herein to the "Company" refer to NUKO Information Systems, Inc. and its subsidiaries, unless the context otherwise requires.

VOTING AND REVOCATION OF PROXIES

         All shares represented by the accompanying proxy, if the proxy is properly executed, returned and not revoked, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted FOR approval of the Private Placement Issuances. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the



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

Meeting. Under the Company's bylaws, the only business that may be conducted at a special meeting of stockholders is that which is set forth in the related notice of meeting. Although not expected, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein unless otherwise indicated.

         Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

         A majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy, will constitute a quorum at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, proxies that reflect abstentions as to the proposal will be treated as voted for purposes of determining the approval of the proposal and will have the same effect as a vote against the proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against that proposal. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote present in person or by proxy at the Meeting is required to authorize and approve the Private Placement Issuances.



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



                                 PROPOSAL NO. 1:
                     APPROVAL OF PRIVATE PLACEMENT ISSUANCES

GENERAL

         At closings held on December 16, 1997 and February 28, 1997, the Company received aggregate net proceeds of approximately $9.6 million (after payment of a finder's fee) from the issuance of shares of Series A Preferred to the Investor (the "Private Placement"). The related securities issuances, including shares of Common Stock issuable upon conversion of shares of Series A Preferred and upon exercise of warrants issuable upon such conversion or otherwise issued in connection with the Private Placement (the "Series A Warrants"), are referred to as the "Private Placement Issuances." All of the securities sold in the Private Placement were sold to the Investor.

         Approval of the Private Placement Issuances is sought in order to satisfy the stockholder approval requirements contained in the Company's listing agreement with The Nasdaq Stock Market's National Market System (the "Nasdaq National Market") in the event that the shares actually issued upon conversion of the Convertible Preferred exceeds 2,092,331 (19.99% of the number of shares of the Company's Common Stock outstanding on December 16, 1996). Under the Nasdaq National Market's rules, the outstanding stock amount on December 16, 1996 is based solely on the shares outstanding on December 16, 1996 and does not consider the effect of any other common stock equivalents that may have been then outstanding or that may be subsequently issued. Specifically, such outstanding stock amount excludes all shares issuable in respect of outstanding options and warrants. The number of shares actually issued upon conversion of the Series A Preferred includes, in addition to Common Stock issued upon conversion, Common Stock underlying Series A Warrants that are "in the money" on the date of conversion of the Series A Preferred in respect of which such Warrants are issued. To date, none of the Series A Warrants have been "in the money" on the date of issuance. See "--Introduction," "--Summary of Private Placement and Series A Preferred" and "--Nasdaq Listing Obligation and Consequences if Stockholder Approval Not Obtained."

INTRODUCTION

         The exact number of shares of Common Stock issuable upon conversion of Series A Preferred and exercise of Series A Warrants issued pursuant to such conversion cannot be estimated with certainty because such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The number of shares of Common Stock issuable upon conversion of the Series A Preferred, the number of Series A Warrants issuable upon such conversion and the number of shares of Common Stock issuable upon exercise of the Warrants is also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions.

         If the stockholder approval sought hereby to satisfy the Nasdaq National Market requirement is not obtained, the Company will be prohibited under the terms of its listing agreement with Nasdaq National Market and under terms of the Series A Preferred from issuing more than 2,092,331 shares of Common Stock in connection with the Private Placement Issuances. In such event, the Company would have to redeem the outstanding, unconverted shares of Series A Preferred, at a 17.65% premium, for cash or for a six month note bearing interest at 12% per annum. See "--Nasdaq Listing Obligation and Consequences if Stockholder Approval Not Obtained."

         As of the date hereof, the Investor had converted an aggregate of 5,749 shares of Series A Preferred into a total of 2,091,978 shares of Common Stock, and therefore virtually no further conversions are permitted absent the stockholder approval contemplated hereby. None of the 1,045,989 Series A Warrants issued upon such conversion were "in the money" at the time of issuance. Pending the outcome of the Meeting to which this Proxy relates, the Investor agreed to, among other things, a Company request that the Series A Preferred not be submitted for the redemption described above. The number of shares issuable upon conversion of the remaining 4,251 shares of Series A Preferred is indeterminate, although the Investor has agreed to certain price and volume limitations on conversion if the stockholder approval contemplated hereby is obtained. See "--Warrant Exercises by the Investor." The current holders of Common Stock will be diluted by the Private Placement Issuances and such dilution may be greater depending on the future market price of the Common Stock. The holders of the Series A Preferred have also been given certain other rights, preferences and privileges. The indeterminate nature of the Company's obligations under the Series A Preferred, along with such other rights, preferences and privileges, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares are converted or redeemed. See "--Effects of Private Placement Issuances on Holders of Common Stock."

         As indicated in the Company's prior reports, the Board of Directors has recognized for some time that the continued expansion contemplated for 1997 required that additional capital be raised. The Board of Directors discussed this need for capital in depth at a November 1996 board meeting and authorized the Chief Executive Officer to acquire the capital through a private placement of convertible preferred stock. The Board considered the benefits and risks of raising equity based on future market prices relative to other alternatives and concluded that the Private Placement was in the best interest of the Company and should be pursued. Although the market price of the Company's Common Stock has declined in the months since the consummation of the Private Placement, and as a result the number of shares issuable to date upon conversion of the Series A Preferred is greater than originally anticipated, the Board of Directors believes that the terms upon which it can raise the capital necessary to redeem the Series A Preferred are less advantageous to the Company than allowing continued conversion pursuant to the terms of the Series A Preferred, as modified by an agreement pursuant to which the Investor has agreed to certain price and volume limitations on conversions. Consequently, the Board of Directors believes that stockholder approval allowing additional conversions will be in the best interest of the Company. See "--Board of Directors Approval."

         Each member of the Board of Directors of the Company and Altamira Management, Ltd., Toronto, Ontario ("Altamira"), an investor in the Company not affiliated with the Investor, have agreed with the holder of the Series A Convertible Preferred Stock to vote all shares of Common Stock over which they exercise voting authority in favor of this Proposal No. 1. See "--Certain Voting Undertakings."

         The Company has used substantially all of the approximately $9.6 million raised in the Private Placement principally for repayment of trade payables (approximately $2.3 million) and for general working capital and operating purposes (approximately $7.3 million). See "--Use of Proceeds."

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PRIVATE PLACEMENT ISSUANCES. SEE "--VOTE REQUIRED."

SUMMARY OF PRIVATE PLACEMENT AND SERIES A PREFERRED

         Set forth below is a summary of the material terms of the Private Placement and the Series A Preferred, which summary is qualified by reference to the full text of the underlying documents which



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
have been filed as exhibits to the Company's Current Reports on Form 8-K dated December 16, 1997, February 28, 1997 and October __, 1997. See "Available Information."

         At closings held on December 16, 1996 and February 28, 1997, the Company issued to the Investor for an aggregate purchase price of $10,000,000 a total of 10,000 shares of Series A Preferred Stock with an aggregate stated value of $10,000,000 pursuant to the Purchase Agreement. The Company granted the Investor registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred and upon exercise of the Series A Warrants.

         Upon conversion of the currently outstanding Series A Preferred, holders are entitled to receive a number of shares of Common Stock determined by dividing the stated value of the Series A Preferred ($1,000 per share), plus a premium in the amount of 7% per annum of the stated value from the date of issuance prorated to the conversion date, by a conversion price equal to the lesser of (i) $16.00 and (ii) 85% of the average of the closing bid prices for shares of Common Stock for the ten trading day period immediately prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. The Series A Preferred may be converted by holders at any time prior to December 16, 2001, and must be converted on that date. Upon conversion of the Convertible Preferred Stock, holders also are entitled to receive Warrants to acquire, at an exercise price of $15.00 per share, a number of additional shares of Common Stock equal to one-half the number of shares of Common Stock issuable to them upon such conversion, subject to certain limitations and to adjustment upon the occurrence of certain dilutive events. The Warrants may be exercised by the holders at any time prior to the fifth anniversary of their issuance. The certificate of designation for the Series A Preferred, which contains the designations, preferences and rights of the Series A Preferred (the "Certificate of Designation"), provides that the Company may, at its option, on one occasion only redeem all or part of the outstanding Series A Preferred for a combination of cash and Warrants, subject to certain conditions. In addition, under certain limited circumstances, the Company may be required to redeem the outstanding Series A Preferred for a combination of cash and Warrants. The number of Warrants issuable upon such redemption would be equal to 100% of the redemption price divided by the then-applicable conversion price of the Series A Preferred.

         Under the applicable conversion formula, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be higher if the market price of the Common Stock at the time of conversion is lower. In addition, the number of shares issuable upon the conversion of the Series A Preferred and the exercise of the Warrants is subject to adjustment upon the occurrence of certain dilutive events.

         Of the 10,000 shares of Series A Preferred, 5,749 shares have been converted into a total of 2,091,978 shares of Common Stock at an average conversion price of $2.75 and 1,045,989 Series A Warrants. Of the 1,045,989 Series A Warrants, 672,151 have been exercised at prices in excess of the price of the Common Stock on the date of issuance, 223,838 are exercisable at $15 per share and 150,000 are exercisable at $2.80 per share. "See Warrant Exercises By the Investor." There are currently 4,251 shares of Series A Preferred outstanding. If such shares were converted at a price of $2.75 per share (the closing sale price on September 30, 1997, 1,893,247 shares of Common Stock and 946,624 Series A Warrants would be issued.

         The Company paid a finder's fee of $200,000 to Hughes Capital Group in connection with each closing of the Private Placement under the Purchase Agreement.

         On February 23, 1997, in consideration of the Investor's agreement to defer certain rights in respect to the Series A Preferred, the Company issued to the Investor a warrant (the "Stock Purchase



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Warrant") to purchase 625,000 shares of its Common Stock. The Stock Purchase
Warrant has a five-year term, an exercise price of $3.269 (equal to 110% of the average closing bid price for the Company's Common Stock on the Nasdaq National Market for the thirty trading days beginning June 1, 1997) and became exercisable on July 14, 1997 (the end of the 30-day pricing period). In connection with its issuance of the Stock Purchase Warrant, the Company granted the Investor registration rights with respect to the shares of Common Stock underlying the Stock Purchase Warrant.


WARRANT EXERCISES BY THE INVESTOR

         On July 10, 1997, the Company completed a private financing which resulted in the issuance of 1,318,027 shares of Common Stock for gross proceeds of approximately $3,333,334. The shares were issued in two separate transactions that were each conditioned upon the concurrent closing of the other transaction. Of the shares issued in these transactions, 297,619 shares were issued to the Investor. These shares were issued upon exercise of 297,619 outstanding Series A Warrants, immediately following repricing of such warrants to $2.80 (equal to 100% of the average closing prices of the Company's Common Stock for the five trading days preceding the date of exercise). The 297,619 Series A Warrants were issued in connection with prior conversions of shares of Series A Preferred. In connection with the July financing, the exercise price on all unexercised Series A Warrants, whether issued in connection with prior conversions of the Series A Preferred, or issued upon future conversions, was reduced from $18 to $15 per share. In addition to the 297,619 shares issued to the Investor on July 10, 1997, the Investor was issued a new three-year warrant to purchase 99,207 shares at an exercise price of $2.80.

         On September 26, 1997, the Company completed a private financing with the Investor which resulted in the issuance of 374,532 shares of Common Stock to the Investor for gross proceeds of $1,000,000. The shares issued to the Investor were issued upon exercise of 374,532 outstanding Series A Warrants, immediately following repricing of such warrants to $2.67 (equal to 100% of the average closing prices of the Company's Common Stock during the three trading days preceding the date of exercise). The 374,532 Series A Warrants were issued in connection with prior conversions of shares of Series A Preferred. In addition, the exercise price of an additional 150,000 Series A Warrants issued in connection with prior conversions of the Series A Preferred was reduced from $15 to $2.80 per share (equal to 105% of the average closing prices of the Company's Common Stock during the three trading days preceding the date of exercise).

         The Investor also agreed, in connection with the September 26 financing, not to exercise its right under the terms of the Series A Preferred to require the Company to redeem the remaining shares of Series A Preferred held by the Investor until after the Meeting. (Substantially all of the shares of Series A Preferred currently held by the Investor currently are subject to the 19.99% limitation and may not be converted unless and until stockholder approval is obtained at the Meeting.) The Company agreed to file this Proxy with the Securities and Exchange Commission, to call and hold the Meeting and to solicit proxies in favor of the proposal. In addition, Pratap Kesav Kondamoori and the other members of the Company's Board of Directors agreed to vote in favor of the proposal. If stockholder approval of the proposal is not obtained by November 30, 1997, the exercise price of an additional 200,000 Series A Warrants issued upon conversion of Series A Preferred will be reduced from $15 to 100% of the closing bid price for Company Common Stock on December 1, 1997.

         The Investor also agreed as part of the September 26 financing that following stockholder approval of the proposal and until 60 days thereafter (but not later than January 30, 1998), the Investor will not convert any of the remaining shares of Series A Preferred held by it at conversion prices less



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

than the lesser of (i) $3.50 and (ii) 100% of the average closing bid price of the Common Stock during the ten trading days prior to stockholder approval. The Investor agreed to convert no more than 50% of the remaining shares of Series A Preferred held by it within the first 90 days after stockholder approval. The limitations described in this paragraph will not apply on any conversion date on which the Company's Common Stock trades at more than $4.25 per share.

         In each case, the market price of the Common Stock upon exercise of the Series A Warrants was lower than the exercise price. The shares of Common Stock under the Series A Warrants exercised on July 10, 1997 and September 26, 1997 are covered by a registration statement covering such shares that went effective on February 13, 1997.


NASDAQ LISTING OBLIGATION AND CONSEQUENCES IF STOCKHOLDER APPROVAL IS NOT
OBTAINED

         The Company has entered into a listing agreement with the Nasdaq National Market regarding the quotation of the Common Stock on the Nasdaq National Market. Among other things, the listing agreement obligates the Company to comply with certain "non-quantitative designation criteria" promulgated by the Nasdaq National Market. These criteria include the requirement that, with certain exceptions, issuers quoted on the Nasdaq National Market obtain stockholder approval of the issuance of Common Stock equal to 20% or more of the number of shares or voting power then issued and outstanding. Stockholder approval is also required of transactions deemed to constitute a "change in control." Although the Company does not believe that the issuances of Series A Preferred in the Private Placement constituted a "change in control" under the Nasdaq National Market's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote required thereby. The Company's belief is based on the fact that no voting rights were granted to holders of the Series A Preferred, as such, that such holders do not have any contractual right to elect a director or otherwise influence management of the Company, and that Pratap Kesav Kondamoori remains Chairman of the Board of Directors, Chief Executive Officer and the largest single stockholder of the Company.

         Unless the approval sought hereby is received, the Company, pursuant to its listing obligation with the Nasdaq National Market, will be permitted to issue only up to 2,092,331 shares of Common Stock as Private Placement Issuances. Because the Series A Preferred has been converted into an aggregate of 2,091,978 shares, substantially all of the Series A Preferred Stock is no longer convertible as a result of the Company's listing obligations with the Nasdaq National Market and the terms of the Series A Preferred (a "19.99% Redemption Event"). If the Company does not obtain approval of the Private Placement Issuances, the Company will be obligated to redeem all of the then outstanding Series A Preferred Stock at the request of the Investor. Currently, the Investor has agreed to forbear from making a redemption request pending the outcome of the Meeting to which this proxy relates. If the Investor forces redemption, the Company would be required to deliver an irrevocable redemption notice to the holders of Series A Preferred, which notice would state (i) that 2,092,331 shares of Common Stock had been issued pursuant to Private Placement Issuances, (ii) that the Company is obligated to redeem all of the outstanding Series A Preferred and (iii) the redemption date, a date within five (5) business days of the date of the redemption notice. On the redemption date, the Company would be required to make payment of the Redemption Amount (as defined below) in cash or by issuance of a promissory note (a "Redemption Note") to or upon the order of the holders of Series A Preferred. The "Redemption Amount" is a dollar amount equal to the greater of (1) 117.65% multiplied by the sum of (a) the stated value of the shares to be redeemed, plus (b) an amount equal to seven percent (7%) per annum of such stated value for the period beginning on the issuance of such shares and ending on the redemption date



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

and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares, multiplied by (b) the closing price for the Common Stock on the principal trading market for such shares on the redemption date. If the Company elects to issue a Redemption Note, such Note must be in form and substance reasonably satisfactory to the holders of the Series A Preferred, shall be payable on the six (6) month anniversary of the date of issuance (or upon the earlier occurrence of customary events of default) and shall bear interest on the outstanding principal balance thereof at the rate of 12% per annum.

         By approving this proposal, stockholders will be approving the issuance by the Company of shares of Common Stock in satisfaction of its obligations under the securities issued in the Private Placement as described in this Proxy Statement. No further stockholder vote or approval related to the Private Placement Issuances will be sought or required. If the approval sought hereby is not obtained, the Company will only be permitted to issue an aggregate of approximately 2,092,331 shares in connection with the Private Placement, and any other obligations will have to satisfied in the manner described above.

         Based upon the unaudited June 30, 1997 balance sheets contained in the Company's amended Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, the Company does not meet the net worth requirements necessary to maintain its listing on the Nasdaq National Market. The Company believes that adjustments to the Company's balance sheet that would result from shareholder approval of the Private Placement Issuances, namely the reclassification of the Series A Preferred as equity rather than mezzanine financing, and the Company's efforts to raise equity capital will enable the Company to exceed the net worth requirements and maintain its Nasdaq National Market listing. However, there can be no assurance that the Company's efforts will be successful, and the Company could potentially be delisted at any time. If the Company's Common Stock were delisted from the Nasdaq National Market, trading of the Company's Common Stock would thereafter be conducted on the OTC Bulletin Board or the "pink sheets," maintained by the National Quotation Bureau. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. To relist shares of Common Stock on Nasdaq, the Company would be required to meet the initial listing requirements for either the Nasdaq SmallCap Market or the Nasdaq National Market , which are more stringent than the maintenance requirements.

         In addition, if the Company's Common Stock were delisted from the Nasdaq National Market and the price of the Common Stock were below $5.00 at such time, such stock would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and would be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale.

EFFECTS OF PRIVATE PLACEMENT ISSUANCES ON HOLDERS OF COMMON STOCK

         The Private Placement Issuances have had and will have no effect on the rights or privileges of existing holders of Common Stock except to extent that the interest of each such stockholder in the economic results and voting rights of the Company are diluted pro rata based on the number of shares owned by existing stockholders prior to any issuance. Further, the holders of the Series A Preferred will be entitled to receive dividends and distributions on a liquidation in preference to the claims of the holders of the Common Stock. See "--Summary of Transaction Terms."

         As noted above, the exact number of shares issuable upon full consummation of the Private Placement Issuances cannot currently be estimated but, generally, the number of shares of Common Stock issuable upon full consummation of the Private Placement Issuances will vary inversely with the market price of the Common Stock. To date, the Company has issued 2,091,978 shares of Common Stock pursuant to Private Placement Issuances. On September 30, 1997, the last reported sales price of the Common Stock on the Nasdaq National Market was $2.75 per share. If such market price were used to determine the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred still outstanding, the Company would be obligated to issue a total of approximately 1,893,247 shares of Common Stock if all such remaining shares were converted at such time and if the such shares were not subject to the restrictions on conversion inserted by the Company into the Series A Preferred certificate of designation to assure compliance with Nasdaq National Market requirements. To the extent the market price of the Common Stock is higher than $2.75 as of any date on which shares of Series A Convertible Preferred Stock are converted, the Company would be required to issue fewer shares of Common Stock. Conversely, to the extent the market price of the Common Stock is lower than $2.75 on any such date, the Company would issue more shares of Common Stock. The information presented above is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of Series A Preferred into shares of Common Stock.

BOARD OF DIRECTORS APPROVAL

         As indicated in the Company's prior reports, the Board of Directors has recognized for some time that the continued expansion contemplated for 1997 required that additional capital be raised. The Board of Directors discussed this need for capital in depth at a November 1996 board meeting and authorized the Chief Executive Officer to acquire the capital through a private placement of convertible preferred stock. The Board considered the benefits and risks of raising equity based on future market prices relative to other alternatives and concluded that the Private Placement was in the best interest of the Company and should be pursued. See "--Use of Proceeds."

         The Board of Directors also has recognized the consequences to the Company and to its stockholders if stockholder approval of the Private Placement Issuances is not obtained. First, the Company would be required to redeem the outstanding shares of Series A Preferred, at a 17.65% premium, for cash or for the Redemption Note, which would bear interest at 12% per annum. If the Company were forced to issue the Redemption Note, the Company would be required to obtain additional equity financing to maintain its listing on the Nasdaq National Market, and the Company likely would have to obtain additional debt or equity financing to repay the Redemption Note upon its expiration six months after issuance. There can be no assurance that such financing could be obtained on terms favorable to the Company, if at all. Second, pursuant to a letter agreement between the Company and the Investor with respect to the September 26 financing, if stockholder approval of the proposal is not obtained by November 30, 1997, the exercise price of an additional 200,000 Warrants issued upon conversion of Series A Preferred will be reduced from $15 to 100% of the closing bid price for Company

Common Stock on December 1, 1997. See "--Nasdaq Listing Obligation and Consequences If Stockholder Approval Is Not Obtained." The Board of Directors also has noted that the Investor has agreed to certain price and volume limitations on its abilities to convert additional shares of Series A Preferred Stock following stockholder approval. See "--Warrant Exercises by the Investor." In light of the foregoing, the Board of Directors recommends that stockholders vote FOR the Private Placement Issuances.

USE OF PROCEEDS

         The aggregate net proceeds received by the Company from the issuance of shares Series A Preferred in the Private Placement was approximately $9.6 million (after payment of a finder's fee). Such proceeds have been used to repay trade payables (approximately $2.3 million) and for general working capital and operating purposes (approximately $7.3 million).

INTERESTS OF CERTAIN PERSONS

         To the Company's knowledge, prior to the Private Placement the Investor was not a director, executive officer or 5% stockholder of the Company or an affiliate of any such person or entity.

NO APPRAISAL OR DISSENTERS' RIGHTS; NO PREEMPTIVE RIGHTS

         Under applicable Delaware law, stockholders are not entitled to any statutory dissenters' rights or appraisal of their shares of Common Stock in connection with the Private Placement or the Private Placement Issuances. Existing stockholders have no preemptive rights in respect of any of the securities to be issued in the Private Placement Issuances or any other securities issuances by the Company.

CERTAIN VOTING UNDERTAKINGS

         Each member of the Board of Directors of the Company has agreed with the holder of the Series A Preferred to vote all shares of Common Stock over which he exercises voting authority in favor of the Private Placement Issuances. In addition, Altamira has agreed to vote all of the shares of Common Stock owned by it in favor of the Private Placement Issuances. As of the date of this Proxy Statement, the Company has been advised that such undertakings cover an aggregate of approximately __________ shares, representing approximately ____% of the shares outstanding on the record date for the Meeting.

VOTE REQUIRED

         Stockholder approval of the Private Placement Issuances requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Meeting. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PRIVATE PLACEMENT ISSUANCES.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock as of September 30, 1997 by (i) each of the Company's directors, (ii) the named executive officers of the Company, (iii) the Company's executive officers and directors as a group and (iii) all other stockholders known by the Company to beneficially own more than five percent of the Common Stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o NUKO Information Systems, Inc., 2391 Qume Drive, San Jose, California 95131.

                                                  Amount and Nature              Percent
                Name                           of Beneficial Ownership(1)   Beneficially Owned
----------------------------------------       --------------------------   ------------------
Pratap Kesav Kondamoori                               1,176,761(2)                 8.0%

Ram Kedlaya                                           1,280,871(3)                 8.8

Anders O. Field, Jr                                     451,526                    3.1

Marc Dumont                                             120,206(5)                 0.8
37 Chemin Jean-Achard
CH-1231 Conches (Geneva)

Robert C. Marshall                                       35,000(6)                 0.2
255 Selby Lane
Atherton, CA 94027

Ramesh Sekar                                              9,167(7)                 0.1

Ashok Kanagal                                            58,333(8)                 0.4

Chad Rao                                                122,792(9)                 0.8

Altamira Management, Ltd.                             1,224,490(10)                8.4
[address]

All executive officers and directors as a             3,633,267                   32.2
group (10 persons)

----------
 *       Less than 0.1%.

(1) Beneficial ownership of directors, officers and 5% or more shareholders includes both outstanding Common Stock and shares issuable upon exercise of warrants or options that are currently exercisable or will become exercisable within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes 155,909 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(3) Includes 38,581 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(4) Includes 147,154 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(5) Includes 86,806 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table plus 33,400 shares issuable upon exercise of currently exercisable Common Stock Purchase Warrants.

(6) Includes 35,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(7) Includes 9,167 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(8) Includes 58,333 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(9) Includes 107,292 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(10) Includes 204,082 shares issuable upon exercise of currently exercisable Common Stock Purchase Warrants.

         The Series A Preferred has no voting rights. As of September 30, 1997, the Investor owned 4,251 shares of Series A Preferred, 1,098,045 warrants and no shares of Common Stock. Pursuant to the terms of the Series A Preferred and the warrants, no holder of Series A Preferred may convert shares of Series A Preferred into Common Stock and Series A Warrants, nor may any holder of warrants exercise such warrants, if such conversion of Series A Preferred and/or exercise of warrants would result in the holder and its affiliates owning a number of shares of Common Stock (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred and the unexercised portion of the warrants (including any Series A Warrants issuable upon conversion of the shares of Series A Preferred proposed to be converted)) in excess of 4.9% of the outstanding shares of the Company's Common Stock. Accordingly, the Investor is not the beneficial owner of more than five percent of any class of the Company's voting securities.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, a amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission Current Reports on Form 8-K, dated December 16, 1997, February 28, 1997 and October __, 1997 (the "Forms 8-K"), relating to the Private Placement Issuances. The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such persons, copies of the Forms 8-K.

Reports for such copies should be addressed to: Corporate Secretary, NUKO Information Systems, Inc., 2391 Qume Drive, San Jose, California 95131, telephone (408) 526-0288.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Meeting. Under the Company's bylaws, the only business that may be conducted at a special meeting of stockholders is that which is set forth in the related notice of meeting. Although not expected, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein unless otherwise indicated.

         You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.


                                    By Order of the Board of Directors


                                    /s/ Grover T. Wickersham

                                    Grover T. Wickersham
                                    Secretary

October ___, 1997

                         NUKO INFORMATION SYSTEMS, INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                                NOVEMBER 21, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of NUKO Information Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated ________, 1997, and appoints Pratap Kesav Kondamoori and Ramesh Sekar, and each of them, proxies with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of NUKO Information Systems, Inc. to be held Friday, November 21, 1997, at 11:00 A.M. (local time) at the Company's principal executive offices at 2391 Qume Drive, San Jose, California 95131 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on the matters set forth below:

1.       Approval of the Private Placement Issuances:

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

                                                       (Continued on other side)

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS
              INDICATED, WILL BE VOTED FOR APPROVAL OF PROPOSAL 1.

                                           Date: _______________ , 1997

                                           ------------------------
                                           (Signature)

                                           NOTE: Please sign exactly as shown at
                                           left. If stock is jointly held, each
                                           owner should sign. Executors,
                                           administrators, trustees, guardians,
                                           attorneys and corporate officers
                                           should indicate their fiduciary
                                           capacity or full title when signing.

                                           [ ] Please check if you have had a
                                           change of address and print your new
                                           address and phone number below:

                                           ----------------------------

                                           ----------------------------

                                           ----------------------------

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.